EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-19987 on Form S-3, Registration Statement No. 333-22745 on Form S-8, Registration Statement No. 333-23547 on Form S-4, Registration Statement No. 333-63443 on Form S-3, Registration Statement No. 333-42930 on Form S-8, Registration Statement No. 333-44960 on Form S-3, Registration Statement No. 333-63980 on Form S-3, Registration Statement No. 333-117512 on Form S-8, Registration Statement No. 333-121762 on Form S-4 and Registration Statement No. 333-127229 on Form S-4 of Diamond Offshore Drilling, Inc. (the “Company”) of our reports dated February 24, 2006 appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Houston, Texas
February 24, 2006